Exhibit 99.1

Newmont Announces Pricing of 2.250% Senior Notes Offering

DENVER, March 4, 2020 — Newmont Corporation (NYSE: NEM, TSX: NGT) (Newmont or the Company) announced today the pricing of its public offering of $1 billion aggregate principal amount of 2.250% senior notes due 2030 (the “Notes”). Subject to customary conditions, the offering is expected to close on March 18, 2020. The offering is being made pursuant to the Company’s shelf registration statement filed with the Securities and Exchange Commission.

The Notes will be senior unsecured obligations of the Company and will rank equally with the Company’s existing and future unsecured senior debt and senior to the Company’s future subordinated debt. The Notes will be guaranteed on a senior unsecured basis by the Company’s subsidiary Newmont USA Limited.

The Company estimates that the net proceeds to us from the offering will be approximately $985 million, after deducting estimated discounts (before expenses). The Company intends to use the net proceeds of this offering, supplemented with cash from its balance sheet, as necessary, for the repurchase of the Company’s (i) outstanding 3.500% senior notes due 2022, (ii) outstanding 3.700% notes due 2023 and (iii) outstanding 3.700% notes due 2023 issued by the Company’s wholly-owned subsidiary, Goldcorp Inc., for up to certain aggregate maximum principal tender amounts specified in a related offer to purchase, which are accepted for purchase, and the payment of all accrued and unpaid interest thereon, and any remaining portion for working capital and other general corporate purposes.

BMO Capital Markets Corp., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are acting as joint book-running managers for the offering.

This news release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of any of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the prospectus supplement or the shelf registration statement or prospectus.

Copies of the preliminary prospectus supplement and accompanying prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained from BMO Capital Markets Corp. by calling toll-free at (866) 864-7760, Goldman Sachs & Co. LLC by calling toll-free at (866) 471-2526, or J.P. Morgan Securities LLC by calling collect at (212) 834-4533. An electronic copy may also be obtained at www.sec.gov.

About Newmont

Newmont is the world’s leading gold company and a producer of copper, silver, zinc and lead. The Company’s world-class portfolio of assets, prospects and talent is anchored in favorable mining jurisdictions in North America, South America, Australia and Africa. Newmont is the only gold producer listed in the S&P 500 Index and is widely recognized for its principled environmental, social and governance practices. The Company is an industry leader in value creation, supported by robust safety standards, superior execution and technical proficiency. Newmont was founded in 1921 and has been publicly traded since 1925.

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Media Contact
Omar Jabara	303-837-5114	omar.jabara@newmont.com

Investor Contact
Jessica Largent	303-837-5484	jessica.largent@newmont.com

Cautionary Statement Regarding Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual events or results to differ materially from future events or results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business, financial performance and financial condition and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” “target,” “indicative,” “preliminary,” or “potential.” Such forward-looking statements may include, without limitation, statements regarding expected closing date for the offering and the use of proceeds from the offering. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions include, without limitation: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of operations and projects being consistent with current expectations and mine plans, including, without limitation, receipt of export approvals; (iii) political developments in any jurisdiction in which Newmont operates being consistent with its current expectations; (iv) certain exchange rate assumptions being approximately consistent with current levels; (v) certain price assumptions for gold, copper, silver, zinc, lead and oil; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of current mineral reserve and mineralized material estimates; (viii) other planning assumptions, and (ix) the timely satisfaction of closing conditions and receipt of approvals in connection with pending divestitures.. For a more detailed discussion of risks and other factors that might impact future looking statements, see Newmont’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the U.S. Securities and Exchange Commission (the “SEC”), under the heading “Risk Factors” available on the SEC website or www.newmont.com. Newmont does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

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